EXHIBIT 77C

                      CERTIFICATE AND REPORT OF INSPECTORS



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                  Merrill Lynch Funds For Institutions Series
                    Master Institutional Money Market Trust

                        Special Meeting of Shareholders
                                August 30, 2002

                      Certificate and Report of Inspectors


      The undersigned, inspectors duly appointed to act as such at the Meeting of Shareholders of the Merrill Lynch Funds For Institutions Series (the "Trust") and the Master Institutional Money Market Trust (the "Master Trust") to be held on the 30th day of August, 2002, do hereby certify and report that having taken the oath to execute faithfully and impartially the duties of Inspectors at said meeting and to conduct thereat/thereafter the vote of the shareholders entitled to vote and to the best of our skill and ability we did hold and conduct the vote by ballot of the holders of shares of the Trust and the Master Trust and that we did decide upon qualifications of voters and accepted their votes and that when such votes were completed we did count and ascertain the number of shares voted therefore. We do hereby certify and report the results cast at, or subsequent to, said meeting in person or by proxy with regard to the following proposal (as filed in full detail with the SEC on July 24, 2002).

Proposal No. 1 - Election of Trustees
      We do hereby certify and report that votes cast at said meeting or subsequent to said meeting in person or by proxy by the holders of shares of the Trust and the Master Trust for the election of David O. Beim, James T. Flynn, Terry K. Glenn, Todd Goodwin, George W. Holbrook, Jr., W. Carl Kester and Karen
P. Robards as Trustees, or withholding authority to vote for all or some of the above-named persons, as follows:

Trust           Trustee                        For                   Withheld
                -------                        ---                   --------

                Terry K. Glenn           37,295,078,777              521,014,863
                David O. Beim            37,300,449,652              515,643,984
                James T. Flynn           37,300,329,781              515,763,856
                Todd Goodwin             37,296,439,509              519,654,128
                George W. Holbrook Jr.   37,297,728,291              518,365,345
                W. Carl Kester           37,289,064,572              527,029,064
                Karen P. Robards         37,301,652,538              514,441,098

Master Trust    Trustee                        For                   Withheld
                -------                        ---                   --------

                Terry K. Glenn           34,654,342,617              401,338,938
                David O. Beim            34,659,301,193              396,380,362
                James T. Flynn           34,657,883,636              397,797,919
                Todd Goodwin             34,656,734,732              398,946,823
                George W. Holbrook Jr.   34,657,871,755              397,809,800
                W. Carl Kester           34,648,041,812              407,639,743
                Karen P. Robards         34,659,585,089              396,096,466

      We the undersigned Inspectors do hereby certify and report that with regards to the above-mentioned Proposal, the necessary quorums were attained and that the required affirmative votes needed were received and that thereby the Proposal has been passed.


                                               Respectfully submitted,



                /s/William M. Breen                    /s/Michael V. Petrella
                -----------------------                -----------------------
                   William M. Breen                      Michael V. Petrella